UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 16, 2013
Date of Report (Date of Earliest Event Reported)

IntelGenx Technologies Corp.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31187	870638336
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

6425 Abrams, Ville St- Laurent, Quebec, Canada	H4S 1X9
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (514) 331-7440

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On December 11, 2013, IntelGenx Technologies Corp. (the “Company”) entered into Securities Purchase Agreements (the “Securities Purchase Agreements”) with certain accredited investors (collectively, the “Purchasers”) providing for the issuance and sale by the Company to the Purchasers of an aggregate of 7,920,346 shares of the Company’s Common Stock (collectively, the “Shares”) and warrants to purchase an aggregate of 7,920,346 shares of the Company’s Common Stock (collectively, the “Warrants” and the shares issuable upon exercise of the Warrants, collectively, the “Warrant Shares”) at a purchase price of $0.4419 per share, for aggregate gross proceeds of approximately $3.5 million (such transaction, the “Offering”). Net proceeds, after deducting the Placement Agent Fee (described below) and other estimated offering expenses payable by the Company, are approximately $3.25 million. The Company consummated the Offering on December 16, 2013. The Company intends to use the net proceeds from the Offering for capital investments in VersaFilm™ manufacturing equipment, new facility leasehold improvements, working capital and other general corporate purposes.

Pursuant to the terms of the Securities Purchase Agreement, at the closing each Purchaser was issued a Warrant to purchase up to a number of shares of the Company’s Common Stock equal to 100% of the shares issued to such Purchaser. The Warrants have an exercise price of $0.5646 per share, are exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance of the Warrants.

The securities sold pursuant to the Securities Purchase Agreement have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s Registration Statement on Form S-1, as amended (No. 333-1900065), which was declared effective by the United States Securities and Exchange Commission (the “Commission”) on December 11, 2013, and the Shares and Warrants are being offered and sold pursuant to a final prospectus filed with the Commission on December 13, 2013. This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any Shares or Warrants, nor shall there be any sale of the Shares or Warrants in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The foregoing description of the Securities Purchase Agreement and the Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of each document. Copies of the Securities Purchase Agreement and Form of Warrant are attached as Exhibit 4.1 and Exhibit 4.3, respectively, to the Company’s Form S-1/A filed with the Commission on December 4, 2013 and each is incorporated herein by reference.

Placement Agent Warrants

Pursuant to the Engagement Letter dated October 10, 2013 by and between the Company and H.C. Wainwright & Co., LLC (“Wainwright”), as amended on December 3, 2013 (the “Engagement Letter”), Wainwright agreed to act as the Company’s placement agent in connection with the Offering. Pursuant to the Engagement Letter, the Company agreed to pay an aggregate cash fee for placement agent and financial advisory services equal to 6% of the gross proceeds of the Offering (the “Placement Agent Fee”), as well as a non-accountable expense allowance equal to equal to the lesser of (i) 1% of the gross proceeds raised in the Offering or (ii) $50,000. In addition, the Company agreed to issue warrants to purchase an aggregate of to 6% of the aggregate number of shares of Common Stock sold in the Offering, to the placement agent or its designees (the “Placement Agent Warrants”).

As a result, the Company has (i) paid a Placement Agent Fee to Wainwright of approximately $210,000 and (ii) issued Placement Agent Warrants to purchase 475,221 shares to Wainwright, or its designees. The Placement Agent Warrants have substantially the same terms as the Warrants issued to the Purchasers, except that the Placement Agent Warrants expire on December 11, 2017.

The Placement Agent Warrants and the shares of the Company’s Common Stock underlying the Placement Agent Warrants have not been registered under the Securities Act and have been issued in reliance on an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof. The Placement Agent Warrants and the shares of the Company’s Common Stock underlying the Placement Agent Warrants may not be offered or sold in the United States in the absence of an effective registration statement or exemption from applicable registration requirements.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Placement Agent Warrants” is hereby incorporated by reference into this Item 3.02 in its entirety. The Placement Agent Warrants (including the shares of the Company’s Common Stock underlying such warrants) were offered and sold to Wainwright without registration under the Securities Act, or any state securities laws. The Company is relying on the exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof. This Current Report on Form 8-K is not an offer to sell or the solicitation of an offer to buy the Placement Agent Warrants or the shares of the Company’s Common Stock underlying the Placement Agent Warrants.

Item 8.01 Other Events.

On December 16, 2013, the Company issued a press release announcing the closing of the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Exhibit	Description
99.1	Press Release dated December 16, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELGENX TECHNOLOGIES CORP.

Dated: December 16, 2013	By: /s/ Horst Zerbe
Horst G. Zerbe
President and Chief
Executive Officer